Exhibit 99.1

FOR IMMEDIATE RELEASE –

Date: January 19, 2012

Contact:

Investors	Media
Todd Beekman	Maureen Brown
Todd.Beekman@huntington.com	Maureen.Brown@Huntington.com
(614) 480-3878	(614) 480-5512

Jay Gould
Jay.Gould@huntington.com
(614) 480-4060

HUNTINGTON BANCSHARES INCORPORATED

REPORTS $126.9 MILLION OF NET INCOME, OR $0.14 PER COMMON SHARE,

FOR THE 2011 FOURTH QUARTER, DOWN 12% FROM THE PRIOR QUARTER

AND UP 3% FROM THE YEAR-AGO QUARTER

DECLARES QUARTERLY DIVIDEND ON COMMON STOCK OF $0.04 PER SHARE

Other specific highlights compared with 2011 Third Quarter:

•	3.38% net interest margin, up 4 basis points

•	14% annualized growth in average core deposits

•	2% annualized growth in average total loans, negatively impacted by the $1.0 billion automobile loan securitization late in the third quarter

•	$17.3 million fee income reduction in debit card interchange fees relating to the Durbin amendment

•	0.92% return on average assets, down from 1.05%

•	11.2% return on average tangible common equity, down from 13.0%

•	7% decline in net charge-offs to an annualized 0.85%, down from 0.92%

•	4% decline in nonaccrual loans to 1.39% of total loans and leases, down from 1.45%

•	187% allowance for credit losses to nonaccrual loan coverage, unchanged

COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported 2011 fourth quarter net income of $126.9 million, down $16.5 million, or 12%, from $143.4 million in the prior quarter. Earnings per common share in the current quarter were $0.14, down $0.02 from the prior quarter. Net income in the year-ago quarter was $122.9 million, or $0.05 per common share.

For the full year of 2011, Huntington reported net income of $542.6 million, or $0.59 per common share. This compared with net income of $312.3 million, or $0.19 per common share, for the comparable year-ago period.

Huntington today also announced that the board of directors has declared a quarterly cash dividend on its common stock of $0.04 per common share. The dividend is payable April 2, 2012, to shareholders of record on March 19, 2012.

Summary Performance Discussion Compared with 2011 Third Quarter

“We are pleased with the quarter. By staying focused on executing our strategic plan, we are making progress in improving long-term profitability and adding to our earnings growth opportunities,” said Stephen D. Steinour, chairman, president, and chief executive officer. “Net interest income increased as a result of not only strong loan originations but also a higher net interest margin, reflecting our continued focus on fundamentally changing our deposit mix and driving down the overall cost of funds. These successes are a direct result of the strategic investments we have made over the last two years. We are especially pleased with the momentum in growing consumer households and commercial relationships resulting from our ‘Fair Play’ banking philosophy and Optimal Customer Relationship (OCR) sales approach. Nevertheless, our results continued to be negatively impacted by a number of challenges. These include an extended low interest rate environment, a weak economy, and continued customer uncertainty that is resulting in, among other things, the postponement of business investment decisions. In addition, we have had to absorb a number of government-mandated reductions in fee income and additional expenses related to additional regulatory requirements.”

“Disciplined management of capital to improve long-term shareholder risk-adjusted returns is important,” Steinour continued. “Over the course of the last several years, we have taken a significant number of actions to reduce risk. By increasing our dividend in 2011, we took the initial step to increase the amount of capital we return to the owners of the company. During the 2011 fourth quarter, in anticipation of regulatory changes under the BASEL III standards, we began to optimize our capital structure through an exchange of several existing trust preferred securities with new low cost perpetual preferred stock.”

Net income in the fourth quarter was $126.9 million, $16.5 million, or 12%, lower than the prior quarter. The primary driver of the decrease was a $29.2 million, or 11%, decrease in noninterest income, partially offset by an $8.8 million, or 2%, decrease in noninterest expense, and an $8.5 million, or 2%, increase in net interest income.

Net interest income increased $8.5 million, or 2%, from the prior quarter. This reflected a $0.4 billion, or 1% (3% annualized), increase in average earning assets and a 4 basis point increase in the fully-taxable equivalent net interest margin to 3.38%. The increase in average earning assets was driven by a $0.2 billion, or 1% (2% annualized), increase in average loans. Loan growth was broad based and in-line with our expectations with most categories of loans growing. Automobile loans continued to have strong levels of originations throughout the quarter. However, average automobile loan balances declined, reflecting a full quarter’s impact of the third quarter’s $1.0 billion automobile loan securitization. On December 31, we reclassified $1.3 billion of automobile loans to loans held for sale in anticipation of completing another securitization in the first half of 2012. Growth in the average commercial and industrial loans (C&I) was strong at $0.6 billion, or 4% (16% annualized). Residential mortgages also experienced growth of $0.3, or 5% (21% annualized). Average total core deposits grew $1.4 billion, or 3% (14% annualized), with the mix continuing to shift from higher cost core certificates of deposit, which declined $0.8 billion, or 11% (43% annualized), in the fourth quarter, to lower cost total demand deposits, which grew $2.0 billion, or 14% (56% annualized). Commercial noninterest bearing demand deposit growth was particularly strong again in the fourth quarter, reflecting not only new growth but also the movement of $0.6 billion of short-term deposits that were previously collateralized short-term borrowings.

“Two years ago, we moved to a customer relationship centric OCR sales process. We are now the primary bank for the vast majority of our commercial relationships and no longer just a lender. This has led to growth in fee-related activities such as treasury management and capital markets services, as well as significant growth in noninterest bearing commercial demand deposits,” Steinour noted. “The percent of commercial relationships with over four products or services at the end of 2011 was 31.4%, up from 24.2% a year ago. For 2011, commercial relationships grew at an 8.4% rate, almost double the 4.9% growth in 2010.”

Commenting on the net interest margin, Steinour said, “The 4 basis points linked-quarter increase in the net interest margin reflected not only the benefits from the continued shift of our deposit mix to more lower cost demand deposits, but also a company-wide focus on reducing our overall cost of funds. In the fourth quarter, we reduced our cost of interest-bearing liabilities by 12 basis points and by over 37 basis points, or more than 30%, over the course of 2011. We continue to aggressively manage our deposits and see opportunity in 2012 for further repricing of certificates of deposits and other deposits. However, earning asset yields were down 6 basis points from the prior quarter and we expect continued pressure on yields from lower reinvestment rates on the securities portfolio and a continued shift to lower risk, lower yield loans.”

Total noninterest income decreased $29.2 million, or 11%. This included a $16.2 million, or 85%, decline in gain on loan sales as the prior quarter included $15.5 million of gains associated with that quarter’s automobile loan securitization. In addition, the fourth quarter was negatively impacted by a $14.6 million, or 44%, decline in electronic banking income, primarily driven by a $17.3 million reduction related to implementing the lower debit card interchange fee structure mandated in the Durbin Amendment of the ‘Dodd-Frank Act’. The full impact was partially offset by fees generated by continued strong customer growth. The negative impacts to total noninterest income were partially offset by an $11.3 million, or 88%, increase in mortgage banking income driven by a $5.6 million increase in origination and secondary marketing income, as well as a $5.2 million reduction in the net mortgage servicing rights (MSR) loss. Other income included a $7.5 million increase in mezzanine investment gains that were partially offset by a $6.4 million negative impact related to an increase in the liability associated with the sale of our Visa® Class B shares in 2009.

Steinour noted, “Consumer checking account households grew 10.3% in 2011; the percent of consumer checking account households with four or more products or services were 4.1% higher, from 69.4% to 73.5%; and service charges on deposit accounts are up more than 13% from a year ago. This growth confirms the competitive advantage of our ‘Fair Play’ and OCR strategies. Money® Magazine named Huntington Bank as the ‘Best Regional Bank in the Midwest’ for 2011. Most importantly, our current customers are actively referring us business. “

Noninterest expense decreased $8.8 million, or 2%. This included the benefit of the $9.7 million gain on the early extinguishment of debt (trust preferred securities), and a $5.9 million decrease in marketing expenses. These reductions were partially offset by a $3.8 million, or 8%, increase in outside data processing and other services, primarily due to the final costs associated with the conversion to a new debit card processor, and a $3.6 million, or 16%, increase in equipment expenses, driven by accelerated depreciation associated with the planned consolidation of 29 branches in the first quarter of 2012.

Steinour said, “Expenses continued to run at levels above our long-term expectations relative to revenue. Some of our more recent strategic actions have yet to season. Our efficiency ratio in the 2011 fourth quarter was 64.0%, with our long-term objective to reduce that to the mid 50% range.”

The provision for credit losses increased $1.7 million, or 4%, from the prior quarter. This reflected a smaller reduction of the allowance for credit losses (ACL) than in the prior quarter due to the continued, but slower, improvement in credit quality as we gradually migrate toward normal levels. This was partially offset by the benefit from a lower level of net charge-offs (NCO). The period end ACL as a percentage of total loans and leases decreased to 2.60%, from 2.71%. However, the ACL as a percentage of period end total nonaccrual loans (NALs) remained at 187%. NCOs were $83.9 million, or an annualized 0.85% of average total loans and leases, down 7% from $90.6 million, or 0.92%, in the prior quarter.

Commenting on credit quality trends, Steinour said, “Credit quality continued its expected improvement. This reflected well on the actions taken over the last three years to address credit-related issues in our loan portfolio. Even so, many of these performance metrics remain elevated compared with historical performance. We expect to see continued declines in nonaccrual loans and net charge-offs going forward.”

For 2012, we are part of the Federal Reserve’s Capital Plan Review (CapPR) stress test process and made our capital plan submission earlier this month. While we can give no assurances as to the outcome or specific interactions with the regulators, we believe we have a strong capital position. The tangible common equity ratio increased to 8.30%, up from 8.22%, at the end of the prior quarter. The Tier 1 common risk-based capital ratio at December 31, 2011, was 10.00%, down from 10.17% at the end of the prior quarter and was negatively impacted by an increase in risk-weighted assets.

Expectations

“As we have done since early 2010, we will continue to execute our core strategy, making selective investments in initiatives to grow long-term profitability. We will remain disciplined in our growth and pricing of loans and deposits and are encouraged by the net interest margin expansion this quarter. We continue to expect to improve credit quality. We will stay focused on increasing customer cross-sell, and work to improve operating efficiency. While there continues to be a high level of uncertainty and volatility surrounding the economy, lately we have seen more encouraging signs,” said Steinour.

Over 2012, net interest income is expected to show modest improvement from the fourth quarter level. The momentum we are seeing in total loan and low-cost deposit growth is expected to continue. Earlier in the year, those benefits are expected to be mostly offset by downward pressure on the net interest margin due to the anticipated continued mix shift to lower-rate, higher quality loans and lower securities reinvestment rates given the low absolute level of interest rates and shape of the yield curve. Our C&I portfolio is expected to continue to show meaningful growth with much of this reflecting the positive impact from strategic initiatives to expand our commercial lending expertise into areas like specialty banking, asset based lending, and equipment financing, in addition to our long-standing continued support of middle market and small business lending. For automobile loans, we will continue to evaluate the use of automobile loan securitizations to limit total on-balance sheet exposure as we expect to see continued strong levels of originations. Residential mortgages and home equity loans are expected to show modest growth, with CRE likely to experience slowing declines.

We anticipate the increase in total loans to modestly outpace growth in total deposits, reflecting a heightened focus on our overall cost of funding and the continued shift towards low- and no-cost demand deposits and money market deposit accounts.

Noninterest income is expected to show a modest increase throughout 2012 from fourth quarter levels. This is primarily due to anticipated growth in new customers and increased contribution from key fee income activities including capital markets, treasury management services, and brokerage, reflecting the impact of our cross-sell and product penetration initiatives throughout the company.

We anticipate making progress on improving our expense efficiency ratio, though this will likely reflect the benefit of revenue growth as we expect expenses could increase slightly. While we will continue our focus on improving expense efficiencies throughout the company, these improvements could be offset by additional regulatory costs and expenses associated with strategic actions, such as the opening of 40 in-store branches and expenses relating to the consolidation of 29 traditional branches.

Nonaccrual loans and net charge-offs are expected to continue to decline. The level of provision for credit losses is currently in line with our long-term expectations. However, there could be some quarterly volatility given the absolute low level and the uncertain and uneven nature of the economic recovery.

We anticipate the effective 2012 tax rate to approximate 35% of income before income taxes, less approximately $65 to $75 million of permanent tax differences primarily related to tax-exempt income, tax-advantaged investments, and general business credits.

Please see the 2011 Fourth Quarter Performance Discussion for an additional detailed review of this quarter’s performance. This document can be found at: http://www.investquest.com/iq/h/hban/ne/finnews/

Conference Call / Webcast Information

Huntington’s senior management will host an earnings conference call on Thursday, January 19, 2012, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast at www.huntington-ir.com or through a dial-in telephone number at (877) 684-3807; Conference ID 37549768. Slides will be available at www.huntington-ir.com about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s web site, www.huntington.com. A telephone replay will be available two hours after the completion of the call through January 31, 2012 at (855) 859-2056; Conference ID 37549768.

Forward-looking Statement

This document contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: (1) worsening of credit quality performance due to a number of factors such as the underlying value of the collateral could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) changes in economic conditions, including impacts from the continuing economic uncertainty in the US, the European Union, and other areas; (3) movements in interest rates; (4) competitive pressures on product pricing and services; (5) success, impact, and timing of our business strategies, including market acceptance of any new products or services introduced to implement our “Fair Play” banking philosophy; (6) changes in accounting policies and principles and the accuracy of our assumptions and estimates used to prepare our financial statements; (7) extended disruption of vital infrastructure; (8) the final outcome of significant litigation; (9) the nature, extent, timing and results of governmental actions, examinations, reviews and reforms including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as future regulations which will be adopted by the relevant regulatory agencies, including the Consumer Financial Protection Bureau (CFPB), to implement the Act’s provisions; and (10) the outcome of judicial and regulatory decisions regarding practices in the residential mortgage industry, including among other things the processes followed for foreclosing residential mortgages. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2010 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.

Basis of Presentation

Use of Non-GAAP Financial Measures

This document may contain GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, the 2011 Fourth Quarter Performance Discussion and Quarterly Financial Review supplements to this document, the fourth quarter earnings conference call slides, or the Form 8-K related to this document, all of which can be found on Huntington’s website at www.huntington-ir.com.

Annualized data

Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.

Fully-taxable equivalent interest income and net interest margin

Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.

Earnings per share equivalent data

Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of Significant Items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.

Rounding

Please note that columns of data in this document may not add due to rounding.

About Huntington

Huntington Bancshares Incorporated is a $54 billion regional bank holding company headquartered in Columbus, Ohio. The Huntington National Bank, founded in 1866, provides full-service commercial, small business, and consumer banking services; mortgage banking services; treasury management and foreign exchange services; equipment leasing; wealth and investment management services; trust services; brokerage services; customized insurance brokerage and service programs; and other financial products and services. The principal markets for these services are Huntington’s six-state banking franchise: Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. The primary distribution channels include a banking network of over 650 traditional branches and convenience branches located in grocery stores and retirement centers, and through an array of alternative distribution channels including internet and mobile banking, telephone banking, and over 1,300 ATMs. Through automotive dealership relationships within its six-state banking franchise area and selected other Midwest and New England states, Huntington also provides commercial banking services to the automotive dealers and retail automobile financing for dealer customers.

Copyright Notice and Disclaimer

From MONEY Magazine, September 2011 © 2011 Time Inc. MONEY is a registered trademark of Time Inc and is used under license. MONEY and Time Inc. are not affiliated with, and do not endorse products or services of Licensee.

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